Exhibit 2

October 13, 2011

Piper Jaffray & Co.

As representative of the underwriters named

in Schedule 1 to the Purchase Agreement

referred to below

c/o	Piper Jaffray & Co.

800 Nicollet Mall, Suite 800

Minneapolis, MN 55402

Dear Sirs:

As an inducement to the underwriters (the “Underwriters”) to execute a purchase agreement (the “Purchase Agreement”) providing for a public offering (the “Offering”) of common shares, without par value (the “Common Shares”), of Lions Gate Entertainment Corp. and any successor (by merger or otherwise) thereto (the “Company”), the undersigned hereby agrees that without, in each case, the prior written consent of Piper Jaffray & Co. (“Piper Jaffray”) during the period specified in the second succeeding paragraph (the “Lock-Up Period”), the undersigned will not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any Common Shares or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Common Shares (including without limitation, Common Shares which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired (the “Undersigned’s Securities”); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Shares or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any Common Shares or any security convertible into or exercisable or exchangeable for Common Shares; or (4) publicly disclose the intention to do any of the foregoing.

The undersigned agrees that the foregoing restrictions preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Securities during the Lock-Up Period (as such may have been extended pursuant to the provision hereof) even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Securities.

The initial Lock-Up Period will commence on the date of this Agreement and continue and include the date 90 days after the date of the final prospectus used to sell Common Shares in the Offering pursuant to the Purchase Agreement; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or announces material news or a material event relating to the Company or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the initial Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of such earnings results or the announcement of such material news or event, as applicable, unless Piper Jaffray waives, in writing, such extension.

The Company will agree in the Purchase Agreement to provide written notice to the undersigned of any event that would result in an extension of the Lock-Up Period pursuant to the previous paragraph and agrees that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned. The undersigned further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Agreement during the period from the date of this Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as may have been extended pursuant to the previous paragraph) has expired; provided that following such written confirmation from the Company that the Lock-Up Period (as may have been extended pursuant to the previous paragraph) has expired, the undersigned shall not be required to give further notice to the Company prior to engaging in any transaction or taking any other action that is subject to the terms of this Agreement.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Securities (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of the undersigned or any members of the immediate family of the undersigned, (iii) as a distribution by a trust to its beneficiaries, (iv) by will or intestacy, (v) if the undersigned or any of its controlled affiliates is a partnership, limited liability company or corporation or similar entity, then as a distribution to partners, members or shareholders or similar parties of the undersigned or of such controlled affiliate, (vi) to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned, (vii) with the Underwriter’s prior written consent and (viii) as is necessary, as advised in writing by your counsel, to not be in violation of any applicable Canadian law (including, without limitation, any statute, regulation, rule, self-regulatory body or other applicable judicial or governmental order or legal process); provided, in each case, that (except with respect to any transfer pursuant to subclauses (vii) and (viii)), (x) such transfer shall not involve a disposition for value, (y) the transferee agrees in writing with the Underwriters to be bound by the terms of this Lock-Up Agreement, and (z) no filing by any person under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be made voluntarily in connection with such transfer. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, no more remote than first cousin.

In addition, the foregoing restrictions shall not apply to (i) the exercise of stock options granted pursuant to the Company’s equity incentive plans; provided, however, that the terms hereof shall apply to any of the Undersigned’s Securities issued upon such exercise (except with respect to the transfer of Common Shares to the Company deemed to occur upon the cashless exercise of such options), or (ii) the establishment or modification of any contract, instruction or plan (a “Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided, however, that no sales of the Undersigned’s Securities shall be made pursuant to such a Plan prior to the expiration of the Lock-Up Period (as such may have been extended pursuant to the provisions hereof) and such a Plan may only be established or modified if no public announcement of the establishment, existence or modification thereof and no filing with the Securities and Exchange Commission or other regulatory authority in respect thereof or transactions thereunder or contemplated thereby, by the undersigned, the Company or any other person, shall be required, and no such announcement or filing is made voluntarily, by the undersigned, the Company or any other person, prior to the expiration of the Lock-Up Period (as such may have been extended pursuant to the provisions hereof).

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of Common Shares if such transfer would constitute a violation or breach of this Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that upon request, the undersigned will execute any additional documents necessary to ensure the validity or enforcement of this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

This Agreement shall immediately and automatically terminate and the undersigned shall be immediately and automatically released from all obligations under this Agreement if (i) the Company notifies the Underwriters that it does not intend to proceed with the Offering, (ii) the Purchase Agreement does not become effective, or if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, or (iii) the Offering is not completed by October 31, 2011.

The undersigned understands that the Underwriters are entering into the Purchase Agreement and proceeding with the Offering in reliance upon this Agreement.

Piper Jaffray acknowledges and agrees that the undersigned and certain of their affiliates may be subject to certain disclosure obligations with respect to the matters contained in this Agreement pursuant to Applicable Law (as defined in the Purchase Agreement) and that the undersigned and their affiliates may disclose the existence and contents of this Agreement in connection with any such Applicable Law.

Based on representations from the undersigned, Piper Jaffray (i) acknowledges that a portion of the Undersigned’s Securities are subject to existing margin agreements, entered into prior to the date of this Agreement (the “Margin Agreements”) with broker-dealers under which, a portion of the Undersigned’s Securities have been pledged to such broker-dealers as collateral for margin loans, and (ii) agrees that such Margin Agreements (including the pledges contained therein) do not violate the restrictions set forth in this Agreement. However, notwithstanding these Margin Agreements, the undersigned acknowledges and agrees that the Undersigned’s Securities (including, without limitation, any of the Undersigned’s Securities currently pledged as collateral pursuant to such Margin Agreements) are fully subject to this Agreement and may not be sold, pledged or further pledged, assigned, or otherwise transferred, either directly by the undersigned or by any lender, pledgee or assignee, during the Lock-Up Period in violation of this Agreement, except as may be permitted under the terms of such Margin Agreements with respect to the Undersigned’s Securities that have been pledged as of the date hereof.

For the avoidance of doubt, nothing in this Agreement shall prohibit, restrict or limit the undersigned, at any time, from acquiring, directly or indirectly, any Common Shares or any other securities of the Company or its subsidiaries, including securities convertible into, exchangeable for or that represent the right to receive Common Shares or any interest, beneficial or otherwise, in such Common Shares or securities.

All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if: (i) delivered by hand and either receipted for, rejected or refused, in any case, by the party to whom said notice or other communication shall have been directed, on the date of such receipt, rejection or refusal or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a) If the Underwriters:

 Piper Jaffray & Co.

 800 Nicollet Mall, Suite 800

 Minneapolis, MN 55402

(b) If to the Undersigned:

 MHR Fund Management LLC

 40 West 57th Street, 24th Floor

 New York, New York

 Attn: Mark H. Rachesky

 Attn: Hal Goldstein

 with a copy to:

 O’Melveny & Myers LLP

 Times Square Tower

 7 Times Square

 New York, New York 10036

 Attention: Doron Lipshitz

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

Very truly yours,

Dr. Mark H. Rachesky
Printed Name of Holder

By:	/s/ Dr. Mark H. Rachesky
Signature

Dr. Mark H. Rachesky
Printed Name of Person Signing
(and indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)

PIPER JAFFRAY & CO.

By:	/s/ Christie L. Christina
	Name:	Christie L. Christina
	Title:	Managing Director